Exhibit 21

BAGGER DAVE'S BURGER TAVERN, INC. LEGAL STRUCTURE

Legal Entity	State Organized	Purpose of Company	Ownership Structure
Bagger Dave’s Burger Tavern, Inc.			(Parent Company)
AMC Burgers, Inc. Burger Tavern	Michigan	Owns all BDs restaurants	Bagger Dave’s Burger Tavern, Inc.